Exhibit 10.1

SERVICES AGREEMENT

This Agreement is dated effective as of January 7, 2008 by and between Tully’s Coffee Corporation (“Tully’s”), Pinnacle Management, Inc., an Idaho corporation (“Pinnacle Management”), and Carl Pennington, Sr. (“Pennington”) (collectively, the “Parties”).

Recitals

A. Tully’s desires to engage Pinnacle Management in order to obtain the services of Pennington as the President of Tully’s, subject to the terms and conditions of this Agreement.

B. Pennington has agreed to serve as the President of Tully’s subject to the terms and conditions of this Agreement, and Pinnacle Management has agreed to make Pennington available to Tully’s, subject to the terms and conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the Parties agree as follows:

1.	Position; Effort; Term.

Subject to the terms set forth herein, Tully’s hereby engages Pinnacle Management and retains Pennington to serve as the President of Tully’s and Pennington hereby accepts the position of President, effective as of January 15, 2008 (the “engagement’).

1.1 Position and Duties. Tully’s and Pennington agree that Pennington shall serve as the President of Tully’s and that Pennington shall have such duties and responsibilities as are consistent with such position and as are assigned to him by the Tully’s Board of Directors (the “Board”). It is understood that Pennington’s responsibilities may be modified or expanded, but not decreased, at any time by the Board in order to accommodate the needs of Tully’s. Pennington shall report directly to the Board. Pennington and Pinnacle Management shall perform all duties hereunder in accordance with (i) all applicable federal, state and local laws and regulations and (ii) all company policies adopted by Tully’s Board from time to time. Pinnacle Management and Tully’s understand and agree that each is an independent principal and not an agent, employee, partner or joint venturer of the other in the performance of this Agreement, and neither of them nor their agents shall in any way act or undertake to act on behalf of or hold itself out as the agent of the other party, except for the personal authority delegated to Pennington in his capacities as President and as a member of the Board,

1.2 Efforts. Pennington agrees to devote his full-time efforts to his duties with Tully’s and agrees that he will not directly or indirectly engage in or participate in any activities that would conflict with the best interests of Tully’s. It is further agreed and understood that as the President of Tully’s, the hours which Pennington is required to work will vary considerably and will frequently require more than 40 hours per week. It is understood and agreed that such work, including any hours in excess of 40 hours per week, is a regular and normal part of Pennington’s responsibilities for which he is compensated by Pinnacle Management, and does not in any way constitute employment by Tully’s for which Pennington is entitled to receive additional compensation from Tully’s except as provided in this Agreement. It is understood that Pennington may have other responsibilities with respect to Pinnacle Management but that these will not result in any significant time conflicts and that Pennington will devote the time and attention necessary to fulfill these duties to Tully’s. Notwithstanding the foregoing, Pennington shall be permitted to take leave for holidays according to the holiday schedule used by Tully’s for its employees in Seattle, and to take four weeks of vacation in each year of this term, and no adjustment shall be made to the fee payable to Pinnacle Management as the result of such personal leaves of absence of Pennington. Except with the prior consent of both parties, Pennington shall be the only employee, agent or representative of Pinnacle Management assigned to the engagement.

1.3 Term. Except as provided in Section 6, Tully’s shall employ Pinnacle Management for the period commencing on January 7, 2008 (the “Effective Date”) and continuing for one year. This Agreement shall renew for a term of one year upon mutual agreement at least 90 days before each annual expiration date. The period during which Pinnacle Management is engaged pursuant to the terms of this Agreement shall be referred to herein as the Engagement Period. Sections 4, 5, 6.7, 7.3 and 7.6 shall survive the termination of this Agreement.

1.4 Board Seat. The parties acknowledge that Pennington is currently a member of the Board. The parties acknowledge and agree that, subject to reelection by the Tully’s Shareholders at each annual meeting, Pennington shall continue to be a member of the Board following his execution of this Agreement and throughout the Engagement Period. During the term of this Agreement, Pennington shall receive no compensation for his services on the Board except as provided in this Agreement.

2.	Cash Compensation.

2.1 Monthly Service Fee. For all services rendered by Pinnacle Management and Pennington under this Agreement, Tully’s shall pay Pinnacle Management a fee of $24,166.66 per month, which shall be paid in arrears in semi-monthly installments of $12,083.33 on the 15th and 30th day of each calendar month. The first fee payment of $12,083.33 shall be paid on January 30, 2008. Upon mutual agreement of Tully’s and Pinnacle Management, the amount of this fee may be adjusted to take into account any change in the services to be rendered by Pinnacle Management and Pennington. Pinnacle Management shall pay Pennington such compensation as may be agreed by Pennington and Pinnacle Management, but Tully’s shall pay no salary or other cash compensation to Pennington.

3.	Other Benefits.

3.1 Monthly Vehicle Cost Reimbursement. Tully’s shall provide Pinnacle Management a monthly vehicle cost reimbursement of $600.00, paid in arrears in semi-monthly installments of $300.00. Pinnacle shall reimburse Pennington for vehicle costs as agreed by Pinnacle Management and Pennington.

3.2 Expenses. Tully’s shall reimburse Pennington for all actual out-of-pocket expenses reasonably related to carrying out his duties and responsibilities under this Agreement in accordance with Tully’s established policies in effect from time to time, including travel expenses back and forth from Seattle, WA to Boise, Idaho. Such travel expenses shall include airline tickets for Pennington’s spouse for purposes of searching out for permanent housing, but shall not include the costs of such permanent housing.

3.3 Stock Options. Upon the execution of this Agreement, Tully’s and Pennington shall also enter into a Stock Option Agreement substantially in the form attached hereto as Exhibit A (the “Stock Option Agreement”). The Stock Option Agreement shall provide for options (the “Stock Options”) to purchase 62,500 shares of Tully’s common voting stock. Subject to Pennington being Tully’s President (or otherwise being an eligible Tully’s employee or director) on the applicable vesting date, the Stock Options shall vest as follows: one-fifth (1/5th) of the Stock Options shall vest on each successive anniversary as described in Exhibit A. The exercise price for each of the Stock Options shall represent Tully’s estimate of the fair market value of its common stock as of the date of the grant of such Stock Options.

Except as otherwise provided for herein, all of the Stock Options shall be subject to the terms and conditions contained in the Stock Option Agreement. Issuance of the Stock Options and any shares related thereto shall be made only in accordance with all applicable state and federal securities laws.

3.4 No Other Benefits. Pennington shall be provided the same “employee purchase discount” benefits as are made available to other members of the Board. Tully’s shall not provide Pennington with any of the standard employee benefits which it offers to eligible employees, including but not limited to medical, dental, vision, short term, long term, supplemental life, Section 125 pre-tax spending accounts, and 401(k) savings benefits. Pinnacle Management and Pennington shall be solely responsible for the tax consequences applicable to Pinnacle Management and Pennington by reason of this Agreement and the engagement, including income taxes, employment insurance, social security, workers compensation and any other tax.

4.	Protection of Confidential Information.

4.1 Confidential Information. Pennington and Pinnacle Management recognize that during the course of this engagement, Pennington and Pinnacle Management will have access to certain trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, without limitation, data and other information relating to members of the Board and other management personnel of Tully’s), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating or belonging to Tully’s or information designated or considered as confidential or proprietary that Tully’s may receive belonging to suppliers, customers or others who do business with Tully’s (collectively, “Confidential Information”). As used herein, Confidential Information does not include any information that has been previously disclosed to the public by Tully’s or is in the public domain (other than by reason of Pennington’s or Pinnacle Management’s breach of this Section 4.1). Pennington and Pinnacle Management agree that all Confidential Information shall remain the exclusive property of Tully’s. In any dispute over whether information is Confidential Information for purposes of enforcement of this Agreement, it shall be the burden of Pennington and Pinnacle Management to show both that such contested information is not Confidential Information within the meaning of the Agreement, and that it does not constitute a trade secret under the laws of the State of Washington.

For purposes of this Agreement and without limiting the foregoing description of Confidential Information, “Confidential Information” includes: all nonpublic information relating to Tully’s and all information regarding Tully’s current or former employees, investors and customers. Examples of Confidential Information include, without limitation: the identities of past, present or potential customers, investors or employees, marketing plans, contract information, trade secrets as defined by Washington law, and any other sorts of items or information regarding Tully’s or its customers, investors or employees that are not generally known to the public at large.

4.2 Nondisclosure of Confidential Information. At all times during and following this engagement, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Pennington and Pinnacle Management agree not to disclose to anyone outside Tully’s, nor to use for any purpose other than Pinnacle Management and Pennington’s work for Tully’s and for Tully’s benefit, (i) any Confidential Information or (ii) any information Tully’s has received from others which Tully’s is obligated to treat as confidential or proprietary.

4.3 Return of Confidential Information. When this engagement ends and at any other time at Tully’s request, Pennington and Pinnacle Management shall promptly give Tully’s all materials containing Confidential Information that Pennington or Pinnacle Management has or controls.

4.4 Conflict of Interest. As an affiliate of Pinnacle Management, Impact Sales, Inc., and PinnPointe Consulting Group, LLC (collectively, the “Pinnacle Affiliates”), Pennington acknowledges that he may have a “conflicting interest” (as defined in RCW 23B.08.700) with respect to Tully’s. If and to the extent that Pennington has a conflicting interest with respect to any transaction or other matter involving Tully’s and the Pinnacle Affiliates, then Pennington shall disclose the existence and nature of his conflicting interest to the Board and all facts known to Pennington relating to the transaction or other matter that an ordinarily prudent person would reasonably believe to be material to a judgment about the transaction or other matter. A breach of this Section 4.4 shall constitute a breach of Pennington’s duties to Tully’s as a director under RCW 23B.08.300 and as an officer under RCW 23B.08.420, and Pennington shall not be entitled to indemnification or advancement of expenses pursuant to Article VI of Tully’s articles of incorporation or otherwise with respect to such breach.

5.	Noncompetition and Nonsolicitation of Employees.

5.1 Noncompetition. During the term of this Agreement and during the one-year period immediately following the end of such term (collectively, the “Restriction Period”), Pennington shall not, directly or indirectly, engage in, or become associated with any entity, whether as principal, partner, member, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that, as a material part of their business, engages in the Specialty Coffee Business (as defined below) in any of the geographic areas in which the Company has conducted business during the Engagement Period. As used herein, the “Specialty Coffee Business” means (i) the business of developing and operating specialty stores featuring the sale of coffee drinks, teas and/or other beverages; and/or (ii) the wholesale distribution of whole coffee beans, ground coffee and coffee drinks. Pennington is a shareholder of Impact Sales, Inc., a grocery broker serving Tully’s and other manufacturers, and Pennington serves as a board member of Impact Sales, Inc.; subject to the provisions of Section 4.4, this shall not be considered as engaging in competition with Tully’s for purposes of this Section 5.1.

5.2 Nonsolicitation. During the Restriction Period, Pinnacle Management and Pennington shall not directly or indirectly solicit any employee to leave his or her employment with Tully’s. In addition, Pinnacle Management and Pennington shall not (a) disclose to any third party the names, backgrounds or qualifications of any Tully employees or otherwise identify them as potential candidates for employment; (b) personally or through any other person approach, recruit or otherwise solicit employees of Tully’s to work for any other employer; or (c) participate in any pre-employment interviews with any person who was employed by Tully’s during the term of this Agreement.

5.3 Acknowledgement re Restrictions in Sections 4 and 5. Pennington and Pinnacle Management acknowledge and agree that their covenants and obligations with respect to confidentiality, Tully’s property, and nonsolicitation of employees contained in Sections 4 and 5 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants or obligations will cause Tully’s irreparable injury for which adequate remedies are not available solely at law. Therefore, Pennington and Pinnacle Management agree that Tully’s shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Pennington and Pinnacle Management from committing any violation of the covenants and obligations set forth in Sections 4 and 5 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies that Tully’s may have at law or in equity.

Pennington and Pinnacle Management acknowledge and agree that, given Pennington’s experience, knowledge and position with Tully’s, the restrictions contained in Sections 4 and 5 of this Agreement are reasonable and necessary in order for Tully’s to protect its reasonable business interests.

6.	Termination.

6.1 Mutual Agreement. During the Engagement Period, this engagement may be terminated at any time by mutual agreement of the Parties on terms to be negotiated at the time of such termination.

6.2 Termination by Pinnacle Management. Pinnacle Management or Pennington may also terminate this Agreement on thirty days’ written notice to Tully’s at the address listed below. The notice will be effective on the date that it is postmarked for delivery by the U.S. postal service, or accepted by an alternative delivery service. If Pinnacle Management or Pennington terminates this Agreement there shall be no termination payment paid by Tully’s in connection with such termination.

6.3 Death or Disability. During the term of this Agreement, this Agreement shall terminate automatically (i) upon Pennington’s death, (ii) due to a physical or mental disability or infirmity that prevents the performance of Pennington’s employment related duties hereunder for a period of three months or longer (a “Disability”), or (iii) if Pinnacle Management should otherwise not be able to make the services of Pennington available to Tully’s as provided under this Agreement.

6.4 Termination by Tully’s. During the term of this Agreement, this Agreement may be terminated for “Cause” by Tully’s effective immediately upon delivery of written notice thereof to Pinnacle Management and Pennington. “Cause” shall mean (i) commission by Pennington or Pinnacle Management of any act of theft, fraud, or dishonesty with respect to Tully’s business; (ii) breach by Pennington or Pinnacle Management of any of the material terms and conditions of this Agreement which breach is not remedied to Tully’s reasonable satisfaction within ten days of written notice of the same to Pennington and Pinnacle Management; (iii) Pennington or Pinnacle Management engaging in willful and serious misconduct that is injurious to Tully’s reputation or business; or (iv) Pennington or Pinnacle Management having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or which arises out of any act involving moral turpitude.

If Tully’s terminates this Agreement without Cause and such termination is not the result of a Change of Control as set forth in Section 6.5 hereof, Tully’s shall pay to Pinnacle Management a termination fee equal to three months of the then-current monthly fee provided in Section 2 of this Agreement. If Tully’s terminates this Agreement for Cause, there shall be no termination fee payment due in connection with such termination.

6.5 Change of Control. If there is a Change in Control, (i) Tully’s or such successor shall pay to Pinnacle Management a termination fee equal to the total of the monthly fee payments under Section 2 of this Agreement for the then-remaining term of the Agreement (but not less than six (6) months of the then-current monthly fee provided in Section 2 of this Agreement), and (ii) 100% of Pennington’s Stock Options granted under Section 3.3 hereof shall vest as of the effective date of such Change of Control date.

As used herein, the phrase “Change in Control” shall mean either (i) a sale of substantially all of the assets of Tully’s to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Tully’s shareholders holding a majority of the outstanding shares of the common voting stock of Tully’s; or (b) a sale of more than fifty percent (50%) of the outstanding voting stock of Tully’s to one or more third parties in a single transaction or series of transactions. For purposes of this Section 6.6, the sale of stock by shareholders as secondary sellers in connection with a public offering of stock by Tully’s, and sales of stock by shareholders in a public stock market after a public offering of stock by Tully’s shall not be considered to be sales in a single transaction or series of transactions.

6.6 Other Compensation. Upon termination of this Agreement, Tully’s agrees to pay Pinnacle Management all fees and expense reimbursements that are due and owing to Pinnacle Management as of the date of termination, less legal deductions Pennington or Pinnacle Management may owe to Tully’s. Pinnacle Management and Pennington agree that their respective execution of this Agreement constitutes their authorization for all such legal deductions. Pennington and Pinnacle agree to return to Tully’s all of Tully’s property of any kind which may be in their possession as of the date of the termination.

6.7 Cooperation and Non-disparagement. Upon the termination of this Agreement for any reason other than the death or Disability of Pennington, Pinnacle Management and Pennington shall cooperate with Tully’s, as reasonably requested by Tully’s, to effect a transition of Pennington’s responsibilities and to ensure that Tully’s is aware of all matters being handled by Pennington and Pinnacle Management. After the termination of this Agreement, the Parties agree that they shall each refrain from making any written or oral statements disparaging Tully’s, Pinnacle Management and/or Pennington.

7.	Miscellaneous.

7.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the services arrangement between Tully’s, Pinnacle Management and Pennington, all of which have been voluntarily agreed upon. Tully’s, Pinnacle Management and Pennington agree that there are no other essential terms or conditions of the engagement that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will be written down in a supplemental agreement which shall be signed by Tully’s, Pinnacle Management and Pennington before it is effective. Pennington, Pinnacle Management, and Tully’s agree that this Agreement replaces and supersedes any and all other prior agreements, written or oral, regarding the terms of such an engagement or any employment of Pennington by the Company.

7.2 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

7.3 Governing Law; Attorneys Fees. This Agreement is made and shall be construed and performed under the laws of the State of Washington. Any suit to enforce any provision of this Agreement, or arising as a result of the relationship of the Parties created by this Agreement, shall be brought in King County, Washington. In the event that suit is brought to interpret or enforce any term or provision of this Agreement, or in the event that any party hereto is forced to seek a remedy other than monetary damages, including but not limited to injunctive relief, the prevailing party in any such suit or proceeding shall, in addition to any other relief to which such party may be entitled, be awarded its costs and attorneys’ fees reasonably and actually incurred.

7.4 Waiver of Agreement. The waiver by Tully’s of a breach of any provision of this Agreement by Pennington or Pinnacle Management shall not operate or be construed as a waiver by Tully’s of any subsequent breach by Pennington or Pinnacle Management.

7.5 Captions. The captions and headings of the paragraphs of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

7.6 Assignment and Successors. The rights and obligations of Tully’s under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Tully’s. The rights and obligations of Pennington and Pinnacle Management hereunder are nonassignable.

7.7 Notices. Any notice required by this Agreement shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

(a) If to Tully’s:	Tully’s Coffee Corporation
Attention: Chairman
3100 Airport Way South
Seattle, WA 98134
Telephone: 206-233-2070
Fax: 206-233-2077

and to

Patrick R. Lamb
Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Telephone: 206-622-8020
Fax: 206-467-8215

(b) If to Pennington or Pinnacle Management:	Pinnacle Management, Inc. and Carl Pennington Sr.
348 W. Parkcenter Blvd.
Boise, ID 83706

Any party hereto may change the specified address by giving written notice of such change to all other parties.

7.8 Authority. Tully’s represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement to which it is a party or by which it is bound. Pennington represents and warrants that he is fully authorized and empowered to enter into this Agreement and that the performance of his obligations under this Agreement will not violate any material agreement to which he is a party or by which he is bound. Pinnacle Management represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement to which it is a party or by which it is bound.

[signatures appear on the following page]

TULLY’S COFFEE CORPORATION	CARL PENNINGTON, SR.

By:

Its

PINNACLE MANAGEMENT, LLC

By:

Its

EXHIBIT A

TO

SERVICES AGREEMENT

BETWEEN

TULLY’S COFFEE CORPORATION, PINNACLE MANAGEMENT, LLC

AND CARL PENNINGTON, SR

Form of Stock Option Agreement

TULLY’S COFFEE CORPORATION

(the “Company”)

NON-QUALIFIED STOCK OPTION AGREEMENT FOR PURCHASE OF STOCK

We are pleased to inform you that the Company has granted to you (the “Optionee”) an option to purchase shares of the Company’s common stock (“Option”) under the 2004 Stock Option Plan (the “Plan”) on the terms and subject to the conditions set forth in this Stock Option Agreement.

This Stock Option Agreement is made and entered into pursuant to a specific grant of options approved by the Company’s Board of Directors or the Compensation Committee thereof as of the Date of Option Grant set forth below. This Stock Option Agreement cancels, supercedes, and replaces any other oral or written agreement, letter or other document between the parties related to this Option.

FOR VALUABLE CONSIDERATION, the Company does hereby grant to the Optionee, in accordance with the terms and conditions hereof, as of the Date of Option Grant, the right and option to purchase the number of shares of common stock of the Company (the “Option Shares”) for the Exercise Price Per Share as set forth below, which right and option shall vest and become exercisable according to the Vesting Schedule set forth below:

Name of Optionee:	Carl Pennington Sr.

Number of Option Shares:	62,500 shares

Exercise Price Per Share:	Estimated market value as of the grant date

Date of Option Grant:	At next Board meeting (“Grant Date”)

Expiration Date:	Ten years after Grant Date

Vesting Schedule:

One fifth (1/5th) of the options shall vest on first anniversary of Grant Date

One fifth (1/5th) of the options shall vest on second anniversary of Grant Date

One fifth (1/5th) of the options shall vest on third anniversary of Grant Date

One fifth (1/5th) of the options shall vest on fourth anniversary of Grant Date

One fifth (1/5th) of the options shall vest on fifth anniversary of Grant Date

EXECUTED as of January             , 2008.

TULLY’S COFFEE CORPORATION

By

By signing below and entering into this Stock Option Agreement, Optionee agrees to the terms hereof, and all obligations and responsibilities as described in the Plan and the attached Terms and Conditions, which shall constitute part of this Stock Option Agreement.

OPTIONEE

Address:

TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933.

Capitalized Terms used in this Stock Option Agreement (the “Agreement”), if not otherwise defined, have the meanings given them in the Plan.

1. Time of Exercise of Option. Until it expires or is terminated as provided in Section 2 hereof, the Option may be exercised from time to time to purchase the number of whole shares of common stock as to which it has become exercisable. Section 2.6 of the Plan sets forth provisions affecting the exercise and termination of the Option in connection with certain circumstances, including Merger, Consolidation, Tender Offer, Takeover Bid, Sale of Assets or Dissolution as set forth therein.

2. Termination of Employment or Service.

2.1 General Rule. Except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Optionee is employed by or is serving as a director of the Company, and shall have been so employed or provided such service continuously since the Date of Option Grant. For purposes of this Agreement, the Optionee is considered to be employed by or in the service of the Company if the Optionee is employed by or serving as a director of the Company or any subsidiary of the Company (each, an “Employer”).

2.2 Termination Generally. If the Optionee’s employment by or service with the Company terminates for any reason other than for cause, resignation in lieu of dismissal, total disability, death or due to a Change of Control Event, as provided in Sections 2.3, 2.4, 2.5, 2.6 or 2.7 hereof, then the Option may be exercised at any time before the earliest of (a) the Expiration Date, (b) the date that is three years after the date of termination, and (c) ten years after the Date of Option Grant, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination (provided that all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.3 Termination for Cause or Resignation in Lieu of Dismissal.

(a) If the Optionee is terminated for cause or resigns in lieu of dismissal, the Option shall be deemed to have terminated as of the time of the first act that led or would have led to the termination for cause or resignation in lieu of dismissal, and the Optionee shall thereupon have no right to purchase any shares of common stock pursuant to the exercise of the Option, and any such exercise shall be null and void.

(b) Termination for “cause” shall include (i) the violation by the Optionee of any reasonable rule or policy of the Company; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee that has an adverse impact on the Company or that constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; (vi) the Optionee’s performing services for any other company or person that competes with the Company while he or she is employed by or provides services to the Company, without the written approval of the president or chief executive officer of the Company; or (vii) removal as a director of the Company.

(c) “Resignation in lieu of dismissal” shall mean a resignation by the Optionee as an employee or director, or both, if (i) the Company has given prior notice to the Optionee of its intent to dismiss (or seek removal of) the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee’s resignation, the Board of Directors of the Company or the president or chief executive officer of the Company determines that such resignation was related to an act that would have led to a termination for cause.

2.4 Resignation. If the Optionee resigns as an employee or director of the Company, the Optionee’s right to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the president or chief executive officer of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time before the earlier of (a) the Expiration Date (which shall have been extended for the period during which the Option has been suspended) or (b) the date that is three years after the date of resignation, to the extent the Optionee was entitled to exercise the Option at the date of resignation (provided all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.5 Termination Because of Total Disability. If the Optionee’s employment or service to the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), the Option may be exercised at any time before the earlier of (a) the Expiration Date or (b) the date that is three years after the date of such termination, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination (provided that all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.6 Termination Because of Death. If the Optionee dies while employed by or in the service of the Company, the Option may be exercised at any time before the earlier of (a) the Expiration Date or (b) the date that is 12 months after the date of death, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination. The Option may be exercised only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the applicable laws of descent and distribution (provided all other conditions to exercise set forth herein shall have been met at the date of exercise of the Option).

2.7 Termination Because of a “Change of Control Event.” The Option shall terminate upon the occurrence of a Change of Control Event, as defined in Section 2.7(e) (6) of the Plan and subject to the terms set forth therein.

2.8 Effect of Leave of Absence; Transfer of Employment. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Vesting of the Option shall continue during any medical, family, or military leave of absence taken in accordance with the policies of the Company. Vesting of the Option and the Expiration Date therefor shall be suspended during any other leave of absence, whether paid or unpaid, except as otherwise determined by the Board of Directors or appropriate committee thereof. A transfer of employment or other relationship between or among the Company and any subsidiaries of the parent or the Company shall not be deemed to constitute a termination of employment or other cessation of relationship with the Employer.

2.9 Effect of Listing or Quotation of Common Stock. Effective as of the later of (a) the date on which the Company’s common stock is listed or quoted on a national securities exchange or market or (b) the expiration of any restrictive period applicable to the Option under the requirements of Section 9 below, the three year exercise period referenced in Sections 2.2 and 2.4 above will be reduced to three months and in Section 2.5 to twelve months.

2.10 Failure to Exercise Option. To the extent that the Option of any deceased Optionee or any Optionee whose employment or service terminates is not exercised within the applicable exercise period, all further rights to purchase shares pursuant to the Option shall cease and terminate.

3. Recapitalizations. The Option shall be adjusted for recapitalizations, stock splits, stock dividends, and the like as described in Section 2.10 of the Plan.

4. Method of Exercise of Option. Subject to the provisions of Section 1 above, the Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased on any exercise of the Option. The Option shall be exercised by delivery to the Secretary of the Company or his or her designated agent of notice, substantially in the form attached hereto as Annex 1, of the number of Option Shares with respect to which the Option is being exercised, together with payment in full of the exercise price and any applicable withholding taxes. Payment of the option exercise price shall be made in cash or bank certified or cashier’s check for the number of Option Shares being purchased. Before the issuance of shares of common stock upon the exercise of the Option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

5. Nonassignability of Option by Optionee. The Option is nonassignable and may not be transferred, pledged or hypothecated in any manner by the Optionee, either voluntarily or by operation of law, except by will or the applicable laws of descent and distribution; shall not be subject to execution, attachment or similar process; and shall be exercisable during the Optionee’s lifetime only by the Optionee. Any purported transfer or assignment in violation of this provision shall be void. The Option and any and all rights granted to the Optionee hereunder and not theretofore duly exercised shall automatically terminate and expire upon any purported assignment or transfer or upon the bankruptcy or insolvency of Optionee or Optionee’s estate.

6. Conditions on Company’s Obligations.

6.1 No Violations of Law. The Company shall not be obligated to issue any Option Shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws and the requirements of any stock exchange or market on which the common stock may then be listed. The Company will use its reasonable best efforts to take steps required by state or federal law and applicable regulations in connection with issuance of the Option Shares. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Option Shares hereunder, or to qualify for an exemption from registration for the issuance and sale of any shares hereunder, shall relieve the Company of any liability with respect to the nonissuance or sale of such shares as to which such requisite authority or qualification shall not have been obtained or satisfied.

6.2 Compliance with Securities Laws. As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of exercise that the Option Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of common stock on the stock records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of common stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board of Directors (or a committee thereof) also may require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTION.

7. No Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of common stock until the date on which the Optionee becomes the holder of record of those shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

8. No Right to Employment or Service. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or interfere in any way with the Company’s right to terminate the Optionee’s employment at will at any time, for any reason, with or without cause, without any pre- or post-termination warning, discipline or procedure, or to decrease the Optionee’s compensation or benefits, or confer upon the Optionee any right to be retained or employed by the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company. Neither Optionee nor any other person shall have any claim or right to be granted additional options under the Plan. Optionee shall have no rights to or interest in any option except as set forth herein.

9. Market Stand-off. The Optionee agrees, in connection with any public equity offering by the Company, (a) not to sell or otherwise dispose of any securities of the Company in compliance with terms of the lock-up or similar agreement proposed by the underwriters for such offering and (b) to execute an agreement in the form proposed; provided that (x) substantially all of the Company’s officers and directors enter into identical agreements, (y) the restrictive period does not exceed 180 days following the offering, and (z) the failure to execute a form of agreement shall not affect the enforceability of this covenant. To enforce this covenant, the Company may impose stop-transfer instructions with respect to the securities of the Optionee until the end of the restrictive period.

10. Successors of Company. Subject to Section 2.7 hereof, this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

11. Notices. Any notices under this Agreement must be in writing and will be effective when actually delivered or, if mailed, three days after deposit into the United States mail by registered or certified mail, postage prepaid. Mail shall be directed to the Company at its principal executive offices, Attention: Secretary, and to Optionee at the address stated on the facing page of this Agreement, or to such address as a party may certify by notice to the other party.

12. Amendments. The Company may at any time amend this Agreement if the amendment does not adversely affect the Optionee. Otherwise, this Agreement may not be amended without the written consent of the Optionee and the Company.

13. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

14. Complete Agreement. This Agreement constitutes the entire agreement between the Optionee and the Company, both oral and written concerning the matters addressed herein, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect. This Agreement and the Option represented hereby is granted pursuant to and is governed by the Plan, amended from time to time. In the event of any inconsistency or ambiguity between this Agreement and the Plan, the provisions of the Plan, as interpreted by the Board of Directors or designated committee thereof, shall control.

Annex 1

Form of Notice of Exercise of Stock Option

Date:

To:	Tully’s Coffee Corporation

I hereby exercise the non-statutory stock option granted to me by Tully’s Coffee Corporation (the “Company”) on January 15, 2008, subject to all the terms and provisions thereof and of the 2004 Stock Option Plan referred to therein, and notify the Company of my desire to purchase                      shares of common stock of the Company at the exercise price of $                      per share, or an aggregate exercise price of $                     .

I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

☐	cash, or

☐	bank certified or cashier’s check.

I further agree to execute such other documents as the Company may request in connection with the exercise of this stock option.

By:

Print Name:

Address:

SSN: